Exhibit 9.1

Consent of the Independent Registered Public Accounting Firm to the Board of Directors of Credit Suisse Group AG

We consent to the incorporation by reference in the registration statement (No. 333-180300) on Form F-3 and in the registration statement (No. 333-101259) on Form S-8 of Credit Suisse Group AG of our reports dated April 3, 2014 with respect to the consolidated balance sheets of Credit Suisse Group AG and its subsidiaries (the “Group”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, comprehensive income and cash flows, and notes for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 20-F of the Group.

KPMG AG

/s/ Simon Ryder                 /s/ Anthony Anzevino

Simon Ryder                      Anthony Anzevino

Licensed Audit Expert         Global Lead Partner

Auditor in Charge

Zurich, Switzerland

April 3, 2014